Exhibit 99.1

                      K-Swiss Reports Third Quarter Results


     WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Oct. 27, 2005--K-Swiss Inc. (NASDAQ/NM: KSWS) today announced results for the third quarter ended September 30, 2005.

     Financial Highlights

     Net earnings and net earnings per diluted share for the third quarter of 2005 increased 1.8% and 3.5%, respectively, to $21,062,000, or $0.59 per diluted share, compared with $20,681,000, or $0.57 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the nine months ended September 30, 2005, increased 14.5% and 17.1%, respectively, to $63,691,000, or $1.78 per diluted share, compared with $55,637,000, or $1.52 per diluted share, at September 30, 2004.
     For the third quarter of 2005, total worldwide revenues increased 0.6% to $136,668,000 compared with $135,799,000 in the prior-year period. Domestic revenues decreased 6.7% to $103,460,000 in the third quarter, and international revenues increased 33.6% to $33,208,000. Total worldwide revenues for the first nine months of 2005 increased 5.2% to $416,285,000 compared with $395,723,000 in the first nine months of 2004. Domestic revenues decreased 3.9% to $316,151,000 in the first nine months of 2005, while international revenues increased 50.1% to $100,134,000.

     Futures Orders

     Worldwide futures orders with start ship dates from October 2005 through March 2006 increased 0.2% to $193,038,000 at September 30, 2005, compared with $192,702,000 at September 30, 2004. Domestic futures orders decreased 11.2% to $136,644,000 at September 30, 2005, from $153,922,000 at September 30, 2004.
International futures orders increased 45.4% to $56,394,000 at September 30, 2005, from $38,780,000 the previous year.

     Stock Repurchase Program

     The Company purchased approximately 67,000 shares of Class A Common Stock during the third quarter of 2005 for a total expenditure of approximately $1,997,000 as part of its stock repurchase program. At September 30, 2005, there remains authorization to repurchase approximately 4,141,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.2 million shares of Class A Common Stock for a total expenditure of $162.3 million.
     K-Swiss also issued guidance for the fourth quarter of 2005 and full year 2005. The Company expects revenues for the fourth quarter of 2005 to be approximately $86 to $91 million and earnings per diluted share to be in the range of $0.22 to $0.26. The Company expects full year revenues to be approximately $502 to $507 million and expects to report full year earnings per diluted share of approximately $2.00 to $2.04.
     The Company's estimates for the fourth quarter of 2005 and full year 2005 reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. The estimates are based upon the following assumptions: gross margins will be approximately 46%; SG&A will not rise above $29 million for the fourth quarter of 2005 or $131 million for the full year 2005; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.06 to $0.08 per share for the full year.
     Steven Nichols, Chairman of the Board and President, stated, "Revenues were in line with our expectations for the third quarter as international operations continued to outpace domestic sales, and earnings were above our guidance on lower expenses and a favorable tax rate. We recognize that the continued decline in sales of our Limited Edition product in the U.S. is the primary reason for the small increase in consolidated sales and backlog. The Classic category remains by far the largest, strongest component of our business and will be heavily advertised in the fourth quarter, but the Limited Edition styles require greater effort on our part to achieve clear winners."

     Investor Conference Call and Web Simulcast

     K-Swiss will conduct a conference call on its third quarter 2005 earnings release on October 27, 2005, at 10:00 a.m. EDT. The number to call for this interactive teleconference is (913) 981-5510. A replay of this conference call will be available until November 3, 2005, by dialing (719) 457-0820 and entering the passcode, 2674492.

     The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on October 27, 2005, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through November 10, 2005.
     K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

     Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe, new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2005, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                              Three Months Ended    Nine Months Ended
                                September 30,         September 30,
                             -------------------   -------------------
                                 (Unaudited)           (Unaudited)
                               2005       2004       2005       2004
                             --------   --------   --------   --------
Revenues                     $136,668   $135,799   $416,285   $395,723
Cost of goods sold             73,100     74,050    221,908    214,455
                             --------   --------   --------   --------
  Gross profit                 63,568     61,749    194,377    181,268
Selling, general and
 administrative expenses       34,093     31,406    101,378     93,920
                             --------   --------   --------   --------
  Operating profit             29,475     30,343     92,999     87,348
Interest income, net              908        252      2,091        552
                             --------   --------   --------   --------
Earnings before income taxes   30,383     30,595     95,090     87,900
Income tax expense              9,321      9,914     31,399     32,263
                             --------   --------   --------   --------
  Net earnings                $21,062    $20,681    $63,691    $55,637
                             ========   ========   ========   ========
Basic earnings per share        $0.62      $0.59      $1.86      $1.59
                             ========   ========   ========   ========
Diluted earnings per share      $0.59      $0.57      $1.78      $1.52
                             ========   ========   ========   ========
Weighted average number of
 shares outstanding
  Basic                        34,091     34,818     34,239     35,065
  Diluted                      35,478     36,276     35,692     36,576


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                      September 30,
                                                     2005       2004
                                                   --------   --------
                                ASSETS                 (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                          $179,112   $129,021
Accounts receivable, net                             56,442     57,855
Inventories                                          52,126     56,600
Prepaid expenses and other                            5,878      6,253
Deferred taxes                                        3,764      4,717
                                                   --------   --------
  Total current assets                              297,322    254,446
PROPERTY, PLANT AND EQUIPMENT, NET                    8,174      8,192
OTHER ASSETS
Intangible assets                                     4,700      4,700
Deferred taxes                                        5,475         --
Other                                                 5,878      5,036
                                                   --------   --------
                                                     16,053      9,736
                                                   --------   --------
                                                   $321,549   $272,374
                                                   ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                    $--        $--
Trade accounts payable                               16,468     19,160
Accrued liabilities                                  25,096     25,320
                                                   --------   --------
  Total current liabilities                          41,564     44,480
OTHER LIABILITIES                                    15,440     14,423
DEFERRED TAXES                                           --      3,936
STOCKHOLDERS' EQUITY                                264,545    209,535
                                                   --------   --------
                                                   $321,549   $272,374
                                                   ========   ========



    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100